SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549




                             FORM 8-K
                          CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):  December 19, 1997




                         THE PANDA PROJECT, INC.
        (Exact name of registrant as specified in its charter)



FLORIDA                      0-24030                      65-0323354
(State of other juris-     (Commission                   (IRS Employer
diction of incorporation)   File Number)                Identification
                                                               Number)

901 Yamato Road
Boca Raton, Florida                             33431
(Address of principal executive offices)      (Zip Code)


Registrant's telephone number, including area code:    (561) 994-2300





             ---------------------------------------------
     (Former name or former address, if changed since last report)





Item 5.   Other Events.
          ------------

          On January 13, 1998, the Panda Project, Inc. (the Company) announced it had loans aggregating $2,000,000.00 from Helix (PEI) Inc. ("Helix").

          The loans from Helix are due and payable on February 28, 1998 and are secured by the Company's intellectual property. The Company also agreed to issue Helix warrants to purchase an aggregate of 400,000 shares of the Company's Common Stock at exercise prices ranging from $4.00 to $4.50 per share. The warrants will have a term of two years. Helix and its affiliates currently hold approximately 12% of the Company's Common Stock. James T. A. Wooder, a director of the Company, is a Vice President of Helix s parent, Helix Investments (Canada), Inc.

          The Company expects the proceeds of the Helix financing and its other available resources will be sufficient to sustain operations until completion of longer term financing, which the Company is actively seeking. Although the Company believes such longer term financing will be completed, there can be no assurance that the Company will be able to obtain such financing on commercially reasonable terms or at all. The inability of the Company to repay the Helix loans when due or the inability of the Company to arrange longer term financing would have a material adverse affect on the Company and could cause the Company to be unable to implement its business strategy, or to otherwise significantly curtail or cease its operations.


Item 7.   Financial Statements and Exhibits.
          ---------------------------------

          (c)  Exhibits


10.1     Secured Promissory Note dated December 19, 1997 issued to
         Helix (PEI) Inc.
10.2     Secured Promissory Note dated January 12, 1998 issued to
         Helix (PEI) Inc.

                              SIGNATURES




        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        THE PANDA PROJECT, INC.



                                        By: /s/ C. Daryl Hollis
                                            -----------------------
                                            C. Daryl Hollis
Dated: January 14, 1998                     Chief Financial Officer